CallidusCloud Announces First Quarter 2013 Results

PLEASANTON, CA -- (Marketwire - May 02, 2013) - Callidus Software Inc. (NASDAQ: CALD)

  Record Q1 SaaS Billings Growth of 51% Year over Year
  Record SaaS Revenues, up 23% Year over Year
  Record Q1 New Subscription Customers, up 32% Year over Year
  Record level of Total Contracted Backlog in excess of $120 Million at quarter-end

Callidus Software Inc. (NASDAQ: CALD), a leading provider of hiring, learning, marketing and selling cloud software today announced financial results for the first quarter ended March 31, 2013.

"I am pleased with our first quarter performance, our 10th consecutive double-digit revenue growth quarter," said Leslie Stretch, President and CEO, CallidusCloud. "We had record billings growth, record SaaS revenues and added 158 new subscription customers in the quarter. We reduced net DSO's again down 14 days to 73 days. This strong performance is a great lead in to our CallidusCloud C3 Customer Conference starting Monday where we are expecting record attendance!"

Financial Highlights for the First Quarter 2013

  Total revenue was $25.5 million for the first quarter, representing an increase of 16% compared to the same quarter last year. Total recurring revenues, which include SaaS revenues and maintenance and support, were $19.6 million, up 16% compared to the first quarter of 2012. Service and other revenues of $5.9 million were up 15% as compared to the same quarter of 2012.

  Total GAAP gross margin was 50% for the first quarter up from 46% in the same quarter in 2012.

  Non-GAAP gross margin was 55% for the first quarter of 2013 up from 53% for the first quarter of 2012. Non-GAAP gross margin for the first quarter of 2013 excludes $0.6 million of stock-based compensation expense and $0.5 million of amortization of acquired intangibles.

  First quarter 2013 GAAP recurring revenue gross margin was 62% up from 55% for the first quarter of 2012. First quarter non-GAAP recurring revenue gross margin, which excludes $0.2 million of stock-based compensation and $0.5 million of amortization of acquired intangibles was 66%, up from 61% for the first quarter of 2012.

  GAAP net loss was $6.6 million, or ($0.18) per share, for the first quarter of 2013, which included $2.6 million of stock-based compensation expense, $0.8 million of convertible note related interest and amortization expense, $0.8 million of amortization of acquired intangibles, $0.3 million of patent litigation defense costs and $1.2 million of restructuring costs. This compares to a GAAP net loss of $7.0 million, or ($0.20) per share, for the first quarter of 2012, which included $3.2 million of stock-based compensation expense, $0.8 million of convertible note related expense items, $0.4 million of acquisition related expense, a tax benefit from release of valuation allowance of $0.2 million, $0.6 million of patent litigation defense costs, $0.8 million of amortization of acquired intangible assets and $0.4 million of restructuring costs.

  Non-GAAP net loss was $0.8 million, or ($0.02) per fully diluted share, for the quarter, compared to non-GAAP net loss of $1.0 million, or ($0.03) per fully diluted share for the same period last year excluding the items identified above.

  Cash and short term investments ended the quarter at $22.9 million down from $29.2 million in fourth quarter of 2012 primarily due to payment of acquisition related earn-outs and escrows. Cash in the first quarter of 2013 was impacted by the timing of a couple of large deals that became multiyear deals and closed later in the quarter.

Business Highlights for the First Quarter 2013

  CallidusCloud released a version of SalesSelector, Spring 2013, which combines video interviewing, sales assessments and social networks to streamline and improve the accuracy of talent selection. The new release gives recruiters the ability to promote jobs and screen candidates across social channels such as LinkedIn and Twitter.
  CallidusCloud sponsored key industry events including the Forrester Sales Enablement Forum 2013, Marketing Sherpa, Sales Management Association Chapter Events, DevLearn, eLearning DevCon, mLearningCon and Training 2013.
  CallidusCloud expanded its partner ecosystem with 5 new partners. Market Evolve and Sputnik-3 in South Africa and Business Intelligence Solutions, Navagate and Praxis Sales Consulting in North America.

Financial Outlook
Total revenue for the second quarter of 2013 is expected to be between $24.5 million and $25.5 million. GAAP operating expenses are expected to be between $17.5 million and $18.5 million in the second quarter of 2013, which includes stock-based compensation expense of approximately $2.4 million, amortization of acquired intangibles of $0.8 million, restructuring costs of $0.6 million, and $0.4 million of patent litigation defense costs.

Conference Call

A conference call to discuss the first quarter results and outlook is scheduled for 1:30 p.m. Pacific Daylight Time (PDT) today. The conference call will be available via live webcast at the Investor Relations section of CallidusCloud's website.

Webcast site: http://www.calliduscloud.com/about-us/investor-relations/
Dial-in: 866-383-8119 (International callers: 617-597-5344)
Passcode: 90618271
Replay information: A webcast replay will be available on the Investor Relations section of our website under Calendar of Events.

For more information, please visit: http://www.calliduscloud.com/about-us/investor-relations/

About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud, is a leading provider of cloud software. CallidusCloud enables organizations to drive performance and productivity across their business with our hiring, learning, marketing and selling clouds. From back office to the field, from desktop to mobile, we ensure organizations have the right tools to be more effective and perform better. The combined power of our clouds, our people, and our partners fuels growth, empowers the work force and delivers real value. CallidusCloud drives performance and productivity for over 1,800 leading organizations. Small, medium and large enterprises across multiple industries and geographies rely on CallidusCloud for quicker hiring, simpler learning, better marketing, and smarter selling.

For more information, please visit www.calliduscloud.com.

Note on Forward-Looking Statements

The forward-looking statements included in this press release, including discussion of our commercial prospects, estimates of second quarter 2013 revenues, operating expenses, stock-based compensation expense, amortization of acquired intangibles, restructuring, and patent litigation defense costs reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, potential disruption of customer purchase decisions resulting from global economic conditions, timing and size of orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, uncertainty regarding purchasing trends in the SPM market, customer cancellations or non-renewal of maintenance contracts or on-demand services, our potential inability to manage effectively any growth we experience, uncertainty regarding the demand for and profitability of our on-demand services, increased competition or new entrants in the marketplace, and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission, including its Form 10-K for 2012 which may be obtained by contacting CallidusCloud's Investor Relations department at 925-251-2248, or from the Investor Relations section of Callidus Software's website (CallidusCloud Investor Relations). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

Non-GAAP Financial Measures

Callidus has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP gross margin, non-GAAP recurring revenue gross margin, non-GAAP net loss, non-GAAP net loss per share. Callidus uses non-GAAP measures internally in analyzing its financial results and believes that they are useful to investors, as a supplement to GAAP measures, in evaluating Callidus' operating performance. Callidus believes that the use of these non-GAAP measures provides additional insight for investors to use in evaluation of ongoing operating results and trends and in comparing its financial measures with other companies in Callidus' industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures exclude stock-based compensation expense, a benefit from a purchase acquisition-related adjustment, restructuring expense, acquisition related expense, patent litigation defense cost, convertible note interest expense, amortization of convertible note issuance cost and amortization of acquired intangibles. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

©2013. Callidus Software Inc. All rights reserved. Callidus, Callidus Software, the Callidus Software logo, CallidusCloud, the CallidusCloud logo, TrueComp Manager, ActekSoft, ACom3, ForceLogix, Salesforce Assessments, iCentera, Webcom, LeadFormix, Litmos, the Litmos logo, Rapid Intake, and 6FigureJobs are trademarks, service marks, or registered trademarks of Callidus Software Inc. and its affiliates in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                           CALLIDUS SOFTWARE INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except for per share data)
                                (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------
Revenues:
  Recurring                                      $     19,624  $     16,886
  Services and other                                    5,918         5,127
                                                 ------------  ------------
    Total revenues                                     25,542        22,013
Cost of revenues:
  Recurring (1) (2)                                     7,453         7,549
  Services and other (1) (2)                            5,222         4,380
                                                 ------------  ------------
    Total cost of revenues                             12,675        11,929
                                                 ------------  ------------
Gross profit                                           12,867        10,084

Operating expenses:
  Sales and marketing (1) (2)                           7,644         6,929
  Research and development (1) (2)                      4,429         4,018
  General and administrative (1) (2) (3) (4)            5,186         5,005
  Restructuring                                         1,243           442
                                                 ------------  ------------
    Total operating expenses                           18,502        16,394
                                                 ------------  ------------

Operating loss                                         (5,635)       (6,310)
Interest income and other income (expense) (5)
 (6)                                                     (844)         (795)
                                                 ------------  ------------

Loss before provision (benefit) for income taxes
 (7)                                                   (6,479)       (7,105)
Provision (benefit) for income taxes                      124          (122)
                                                 ------------  ------------

Net loss                                         $     (6,603) $     (6,983)
                                                 ============  ============

Net loss per share - basic and diluted
  Net loss per share                             $      (0.18) $      (0.20)

Shares used in basic and diluted per share
 computation                                           37,139        34,112

(1) Stock-based compensation included in amounts
 above by category:
  Cost of recurring                                       174           547
  Cost of services                                        406           477
  Sales and marketing                                     573           775
  Research and development                                466           414
  General and administrative                              972           989
                                                 ------------  ------------
    Total stock-based compensation                      2,591         3,202

(2) Acquisition, acquired and settlement related
 asset amortization
  Cost of recurring                                       512           486
  Cost of services                                         12             6
  Sales and marketing                                     228           211
  General and administrative                               58            63
                                                 ------------  ------------
    Total acquisition related asset amortization          810           766

(3) Acquisition related expense                             -           370
(4) Patent litigation costs                               314           613
(5) Interest expense on convertible notes                 703           703
(6) Amortization of convertible note issuance
 costs                                                    134           134
(7) Tax benefit from release of valuation
 allowance                                                  -          (224)

                           CALLIDUS SOFTWARE INC.
                        CONSOLIDATED BALANCE SHEETS

                    (In thousands except per share data)

                                                   March 31,   December 31,
                                                     2013          2012
                                                 ------------  ------------
                                   ASSETS
Current assets:
  Cash and cash equivalents                      $     14,498  $     16,400
  Short-term investments                                8,359        12,771
  Accounts receivable, net                             26,764        22,567
  Deferred income taxes                                    40            40
  Prepaid and other current assets                      7,208         6,718
                                                 ------------  ------------
    Total current assets                               56,869        58,496

Property and equipment, net                            12,517        10,580
Goodwill                                               31,207        31,207
Intangible assets, net                                 20,093        21,196
Deferred income taxes, noncurrent                         392           392
Deposits and other assets                               3,027         2,872
                                                 ------------  ------------
    Total assets                                 $    124,105  $    124,743
                                                 ============  ============

                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $      1,863  $      4,705
  Accrued payroll and related expenses                  5,637         5,854
  Accrued expenses                                      6,647         8,164
  Deferred income taxes                                   944           944
  Deferred revenue                                     37,429        35,483
  Capital lease obligations                             1,473           921
                                                 ------------  ------------
    Total current liabilities                          53,993        56,071

Deferred revenue, noncurrent                            6,823         3,702
Deferred income taxes, noncurrent                         199           160
Other liabilities                                       2,071         2,159
Capital lease obligations, noncurrent                   1,772             8
Convertible notes                                      59,215        59,215
                                                 ------------  ------------
    Total liabilities                                 124,073       121,315
                                                 ------------  ------------

Stockholders' equity:
  Common stock                                             34            34
  Additional paid-in capital                          258,584       255,331
  Treasury stock                                      (14,430)      (14,430)
  Accumulated other comprehensive income                  194           239
  Accumulated deficit                                (244,350)     (237,746)
                                                 ------------  ------------
    Total stockholders' equity                             32         3,428
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $    124,105  $    124,743
                                                 ============  ============

                           CALLIDUS SOFTWARE INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In thousands)

                                                     Three Months Ended
                                                          March 31,
                                                     2013          2012
                                                 ------------  ------------
Cash flows from operating activities:
  Net loss                                       $     (6,603) $     (6,983)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation expense                                  987           738
    Amortization of intangible assets                   1,228         1,246
    Provision for doubtful accounts and service
     remediation reserves                                 157            32
    Stock-based compensation                            2,591         3,202
    Release of valuation allowance                          -          (224)
    Gain on disposal of property and equipment              -            (2)
    Amortization of convertible notes issuance
     cost                                                 134           134
    Net amortization on investments                        26           123
    Changes in operating assets and liabilities:
      Accounts receivable                              (4,354)         (807)
      Prepaid and other current assets                   (503)         (480)
      Other assets                                       (289)          205
      Accounts payable                                 (2,712)       (1,215)
      Accrued expenses                                  1,673            60
      Accrued payroll and related expenses               (510)         (821)
      Accrued restructuring                               284           464
      Deferred revenue                                  5,067           287
      Deferred income taxes                                39            39
                                                 ------------  ------------
Net cash used in operating activities                  (2,785)       (4,002)
                                                 ------------  ------------

Cash flows from investing activities:
  Purchases of investments                             (3,319)       (9,823)
  Proceeds from maturities and sale of
   investments                                          7,700        12,650
  Purchases of property and equipment                    (604)         (638)
  Proceeds from disposal of property and
   equipment                                                -             2
  Purchases of intangible assets                         (126)       (3,610)
  Acquisitions, net of cash acquired                        -        (6,964)
                                                 ------------  ------------
Net cash used in investing activities                   3,651        (8,383)
                                                 ------------  ------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                1,002         4,240
  Repurchases of common stock                               -             -
  Repurchase of common stock from employees for
   payment of taxes on vesting of restricted
   stock units                                           (341)       (1,171)
  Payment of consideration related to
   acquisitions                                        (3,078)         (123)
  Proceeds from issuance of convertible notes,
   net of issuance costs                                    -           (30)
  Payment of principal under capital leases              (311)         (290)
                                                 ------------  ------------
Net cash provided by financing activities              (2,728)        2,626
                                                 ------------  ------------
Effect of exchange rates on cash and cash
 equivalents                                              (40)           40
                                                 ------------  ------------
Net increase (decrease) in cash and cash
 equivalents                                           (1,902)       (9,719)
Cash and cash equivalents at beginning of period       16,400        17,383
                                                 ------------  ------------
Cash and cash equivalents at end of period       $     14,498  $      7,664
                                                 ============  ============

           RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
         (In thousands, except for percentages and per share data)
                                (unaudited)

                                                      Three months ended
                                                          March 31,
                                                  -------------------------
                                                      2013          2012
                                                  -----------   -----------

Non-GAAP gross profit reconciliation

Gross profit                                     $     12,867  $     10,084

      Profit margin, as a % of total revenues              50%           46%
Add back:
      Non-cash stock-based compensation                   580         1,024
      Non-cash amortization of acquired
       intangible assets                                  524           492
                                                  -----------   -----------
Non-GAAP gross profit                            $     13,971  $     11,600
                                                  -----------   -----------

      Profit margin, as a % of total revenues              55%           53%

Non-GAAP recurring revenue gross profit
 reconciliation

Recurring revenue gross profit                   $     12,171  $      9,337
      Recurring revenue profit margin, as a % of
       recurring revenues                                  62%           55%
Add back:
      Non-cash stock-based compensation                   174           547
      Non-cash amortization of acquired
       intangible assets                                  512           486
                                                  -----------   -----------
Non-GAAP Recurring revenue gross profit          $     12,857  $     10,370
                                                  -----------   -----------
      Recurring revenue profit margin, as a % of
       recurring revenues                                  66%           61%

Non-GAAP operating expense reconciliation:

Operating expenses                               $     18,502        16,394
      Operating expenses, as a % of total
       revenues                                            72%           74%
Add back:
      Non-cash stock-based compensation                (2,011)       (2,178)
      Non-cash amortization of acquired
       intangible assets                                 (286)         (274)
      Acquisition-related expense                           -          (370)
      Patent litigation and settlement costs             (314)         (613)
      Restructuring                                    (1,243)         (442)
                                                  -----------   -----------
Non-GAAP Operating Expenses                      $     14,648  $     12,517
                                                  -----------   -----------
      Non-GAAP Operating expenses, as a % of
       total revenues                                      57%           57%

Non-GAAP operating income (loss) reconciliation:

Operating loss                                   $     (5,635)       (6,310)
      Operating loss, as a % of total revenues            -22%          -29%
Add back:
      Non-cash stock-based compensation                 2,591         3,202
      Non-cash amortization of acquired
       intangible assets                                  810           766
      Acquisition-related expense                           -           370
      Patent litigation and settlement costs              314           613
      Restructuring                                     1,243           442
                                                  -----------   -----------
Non-GAAP Operating income (loss)                 $       (677) $       (917)
                                                  -----------   -----------
      Non-GAAP Operating income (loss), as a %
       of total revenues                                   -3%           -4%

                           CALLIDUS SOFTWARE INC.
           RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
         (In thousands, except for percentages and per share data)
                                (unaudited)

                                                      Three months ended
                                                          March 31,
                                                  -------------------------
                                                      2013          2012
                                                  -----------   -----------

Non-GAAP net loss reconciliation:

Net loss                                         $     (6,603) $     (6,983)
      Net loss, as a % of total revenues                  -26%          -32%
Add back:
      Non-cash stock-based compensation                 2,591         3,202
      Non-cash amortization of acquired
       intangible assets                                  810           766
      Acquisition related expenses                          -           370
      Patent litigation and settlement costs              314           613
      Restructuring                                     1,243           442
      Interest expense on convertible notes               703           703
      Amortization of convertible note issuance
       cost                                               134           134
      Tax benefit from release of valuation
       allowance                                            -          (224)
                                                  -----------   -----------
Non-GAAP Net income (loss)                       $       (808) $       (977)
                                                  -----------   -----------
      Non-GAAP Net income (loss), as a % of
       total revenues                                      -3%           -4%

Non-GAAP net income (loss) per share
 reconciliation:

Net loss per basic and diluted share             $      (0.18)        (0.20)
Add back:
      Non-cash stock-based compensation                  0.08          0.09
      Non-cash amortization of acquired                     -
      Non-cash amortization of acquired
       intangible assets                                 0.02          0.02
      Acquisition related expenses                          -          0.01
      Patent litigation and settlement costs             0.01          0.02
      Restructuring                                      0.03          0.01
      Interest expense on convertible notes              0.02          0.02
      Amortization of convertible note issuance
       cost                                                 -             -
      Tax benefit from release of valuation
       allowance                                            -             -
                                                  -----------   -----------
Non-GAAP net income (loss) per basic share       $      (0.02) $      (0.03)
                                                  -----------   -----------

Non-GAAP net income (loss) per diluted share     $      (0.02) $      (0.03)
                                                  -----------   -----------

Basic and fully diluted shares reconciliation:

Basic shares                                           37,139        34,112
                                                  -----------   -----------
Add back:
      Weighted average effect of dilutive
       securities                                           -             -
                                                  -----------   -----------
Diluted shares                                         37,139        34,112
                                                  -----------   -----------

Investor Relations Contact
Carolyn Bass and Steve Pasko
Market Street Partners
(415) 445-3238 or (415) 445-3232
cald@marketstreetpartners.com

Press Contact:
Giles House
CallidusCloud
925-251-2200
pr@calliduscloud.com